UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2014

NorthStar Real Estate Income II, Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	000-55189 (Commission File Number)	90-0916682 (I.R.S. Employer Identification No.)

399 Park Avenue, 18th Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(212) 547-2600
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On August 7, 2014, NorthStar Real Estate Income II, Inc. (“NorthStar Income II”), through a subsidiary of its operating partnership, originated a $45.75 million senior loan (the “Senior Loan”) secured by a portfolio of three full-service hotel properties located in Pennsylvania and Florida (the “Properties”). NorthStar Income II funded the Senior Loan with proceeds from its ongoing initial public offering.

The Properties contain a total of 680 rooms and over 26,000 square feet of combined meeting space. The borrower is an experienced owner of hotel assets and has invested a total of $17.3 million in the Properties over the past 18 months. The borrower plans to make additional capital improvements using proceeds from the Senior Loan held in an upfront reserve controlled by NorthStar Income II.

The Senior Loan bears interest at a floating rate of 5.00% over the one-month London Interbank Offered Rate ("LIBOR"), but at no point shall LIBOR be less than 0.25%, resulting in a minimum interest rate of 5.25% per year. The Senior Loan was originated at a 1.00% discount and NorthStar Income II will earn an exit fee equal to 0.75% of the outstanding amount of the Senior Loan at the time of repayment. The Senior Loan is currently unlevered and NorthStar Income II intends to finance the Senior Loan on one of its credit facilities in the future.

The initial term of the Senior Loan is 36 months, with two one-year extension options available to the borrower, subject to the satisfaction of certain performance tests and the payment of a fee equal to 0.25% of the amount being extended for the first one-year extension and 0.50% of the amount being extended for the second one-year extension. The Senior Loan may be prepaid during the first 18 months, provided the borrower pays an additional amount equal to the remaining interest due on the amount prepaid through month 18. Thereafter, the Senior Loan may be prepaid in whole or in part without penalty. The underlying loan agreement requires the borrower to comply with various financial and other covenants. In addition, the loan agreement contains customary events of default (subject to certain materiality thresholds and grace and cure periods). The events of default are standard for agreements of this type and include, for example, payment and covenant breaches, insolvency of the borrower, the occurrence of an event of default relating to the collateral or a change in control of the borrower.

The loan-to-value ratio (“LTV Ratio”) of the Senior Loan is approximately 62%. The LTV Ratio is the amount loaned to the borrower net of reserves funded and controlled by NorthStar Income II and its affiliates, if any, over the appraised value of the Properties at the time of origination.

As of August 13, 2014, NorthStar Income II's portfolio consists of five senior mortgage loans with a combined principal amount of $203.0 million and one subordinate interest totaling $24.9 million.

Safe Harbor Statement

This Current Report on Form 8-K contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “will,” “may,” “plans” or other similar words or expressions. These statements are based on NorthStar Income II’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward looking statements; NorthStar Income II can give no assurance that its expectations will be attained. Forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any forward-looking statements will not materialize or will vary significantly from actual results. Variations of assumptions and results may be material. Factors that could cause actual results to differ materially from NorthStar Income II’s expectations include, but are not limited to, the ability of the managers of the Properties to effectively manage the Properties, the ability of the borrower to comply with the terms, including financial and other covenants, of the loan agreement, whether the borrower determines to extend the Senior Loan, changes in market rates for commercial and hotel properties located in Pennsylvania and Florida, the ability of NorthStar Income II to finance the Senior Loan on a credit facility, future property values, the impact of any losses from NorthStar Income II's properties on cash flows and returns, property level cash flows, changes in economic conditions generally and the real estate and debt markets specifically, availability of capital, the ability to achieve targeted returns, changes to generally accepted accounting principles, policies and rules applicable to REITs and the factors specified in in Part I, Item 1A of NorthStar Income II’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as well as in NorthStar Income II’s other filings with the Securities and Exchange Commission. The foregoing list of factors is not exhaustive. All forward-looking statements included in this Current Report on Form 8-K are based upon information available to NorthStar Income II on the date of this report and NorthStar Income II is under no duty to update any of the forward-looking statements after the date of this report to conform these statements to actual results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthStar Real Estate Income II, Inc.

Date: August 13, 2014	By:	/s/ Ronald J. Lieberman
Ronald J. Lieberman
Executive Vice President, General Counsel and Secretary

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